Registration No. 333-14459
                                                  Rule 424 (b)(2)

PRICING SUPPLEMENT No. 16 Dated May 23, 1997 (To Prospectus dated
November 18, 1996)

                    $3,000,000,000

     H O U S E H O L D  F I N A N C E  C O R P O R A T I O N

                  Medium Term Notes

          Due Nine Months or More from Date of Issue
                      ________________

Principal Amount:  $25,000,000

Price to Public:   100%       Proceeds to HFC:  100%

Issue Date:  June 2, 1997     Stated Maturity:  June 2, 1999

Redeemable On or After:  Not Applicable.

Initial Interest Rate:  To be determined on June 2, 1997.

Interest Rate Basis:  CMT Rate.

Spread or Spread Multiplier:  Minus 0.75% (- 75 basis points).

Interest Payment Dates:  On the 2nd of March, June, September, and
     December of each year, commencing September 2, 1997, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date:  On each Interest Payment Date.

Index Maturity:  10 year.

Agent:  Morgan Stanley & Co. Incorporated

Agent's Discount or Commission:  Not Applicable.


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